Exhibit 99.1

TRC Reduces Costs By $4 Million Annually

Windsor, CT  —  July 7, 2005  —  TRC (NYSE:TRR) announced today that it has restructured a portion of its Transportation Group. As part of that action, the Company will realize approximately $4 million of savings annually.  The cost reductions involved the Transportation Group’s executive management and its direct staff. In connection with the restructuring, TRC said that it will take a one-time pre-tax charge to cover costs of employee severance and facilities closures of approximately $0.9 million in the fourth quarter ended June 30, 2005.

“Our Transportation Group is now better positioned to perform competitively. The new management team will work closely with me to monitor the progress of the business over the next several quarters. We continue to remain optimistic and are ready to respond to the higher volume of work we anticipate once the new transportation bill becomes law,” said Chris Vincze, Chief Operating Officer of TRC.

About TRC

TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets. The Company is also a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

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TRC

5 Waterside Crossing  •  Windsor, Connecticut 06095

Telephone 860-298-9692  •  Fax 860-298-6291